EXHIBIT I

                           IONIC FUEL TECHNOLOGY, INC.

                    COMPUTATION OF NET LOSS PER COMMON SHARE

                                                           September 30,
                                                      1998              1997
                                                  -----------       -----------

Net loss                                          $  (372,071)      $  (279,463)

Average common shares outstanding                   6,444,955         6,064,370
                                                  -----------       -----------

Net loss per common share                         $      (.06)      $      (.05)
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